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                                                                   Exhibit 10(c)
                            P. H. GLATFELTER COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1. Purpose. This Plan was established, effective January 1, 1988, for the purpose of providing certain employees of P.H. Glatfelter Company with benefits which would otherwise be provided under the Pension Plan for Salaried Employees of P.H. Glatfelter Company and The Glatfelter Pulp Wood Company, the P.H. Glatfelter Company - Bergstrom Paper Salaried Employees' Retirement Plan, or the P.H. Glatfelter Company - Ecusta Division Salaried Employees' Retirement Plan (collectively the "Retirement Plan") but for reductions or restrictions to such benefits required by Federal law. Specifically, this Plan will provide Participants with supplemental benefits to compensate for loss of benefits that would otherwise have been payable under the Retirement Plan were it not for any reduction to pension earnings due to section 401(a)(17) of the Code or any reduction to pension benefits due to section 415 of the Code. This Plan is to be unfunded and is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan is restated, effective March 17, 1993, for Participants who separate from service after March 17, 1993.





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2.       Definitions.

         (a) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (b) "Committee" shall mean the Pension Committee of the Company's Board of Directors.

         (c)     "Company" shall mean the P.H. Glatfelter Company.

         (d) "Participant" shall mean any employee of the Company designated by the Company's Board of Directors as eligible to participate in the Plan who completes such documentation as may be required by the Committee as a condition of participation.

         (e) "Plan" shall mean this P.H. Glatfelter Company Supplemental Executive Retirement Plan as described herein.

         (f) "Retirement Plan" shall mean, collectively, the Pension Plan for Salaried Employees of P.H. Glatfelter Company and The Glatfelter Pulp Wood Company, the P.H. Glatfelter Company - Bergstrom Paper Salaried Employees' Retirement Plan, or the P.H. Glatfelter Company - Ecusta Division Salaried Employees' Retirement Plan, whichever such plan a Participant is entitled to receive benefits from, as they may be amended from time to time.

         (g) "Supplemental Pension" shall mean the supplemental pension benefit as determined under Section 3.

3. Supplemental Pension. A Participant's Supplemental Pension shall be equal to:





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         (a)     (i)      except as provided under Clause (ii), the benefit
                 that would have been payable to the Participant under the Retirement Plan calculated (A) on the basis of earnings (as defined in the Retirement Plan) determined without regard to the limit on annual compensation under section 401(a)(17) of the Code, and (B) without regard to any applicable maximum benefit limitation under section 415 of the Code;

                 (ii) with respect to any Participant who is a participant under the Pension Plan of P.H. Glatfelter Company and The Glatfelter Pulp Wood Company whose benefit under such plan is determined under the "Modified Grandfathered Accrued Benefit," as defined in such plan, the benefit that would have been payable to the Participant under such plan as in effect as of December 31, 1988 calculated (A) on the basis of earnings (as defined in the Retirement Plan) determined without regard to the limit on annual compensation under section 401(a)(17) of the Code, and (B) without regard to any applicable maximum benefit limitation under section 415 of the Code; reduced by

         (b)     the benefit payable to the Participant under the Retirement
                 Plan;

         both determined as of the date the Supplemental Pension will commence in accordance with Section 5 of the Plan and with respect to the form of payment elected by the Participant in

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         accordance with Section 7 of the Plan, based on the actuarial assumptions used to determine actuarial equivalencies or the reduction factors for early commencement of benefits, as applicable, under the Retirement Plan.

4. Vesting. A Participant shall be fully vested in his Supplemental Pension upon the later of the commencement of his participation in the Plan or his attainment of age 55 (if he is employed by the Company at such time). No Supplemental Pension shall be payable to any Participant who separates from service with the Company prior to age 55, except a Participant who separates from service pursuant to the Participant's election to retire under a voluntary early retirement incentive program established by the Company from time to time.

5. Payment of Benefits. The Supplemental Pension shall be paid to a Participant in accordance with Section 7 within thirty (30) days following the later of (a) his retirement or other separation from service or (b) the termination of benefits under the Supplemental Management Pension Plan; provided, however, that if Participant separates from service before age 65, such amount shall be paid in accordance with Section 7 within thirty (30) days following such later specified time, but at or before his attainment of age 65, as the Participant may have elected at the time Participant first became a Participant.





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6.       Death Benefits.  A death benefit shall be paid to the surviving spouse of a Participant who dies prior to commencement of benefits under this Plan in the form and at the time any death benefit is paid to the surviving spouse under the Retirement Plan. A death benefit shall be paid to the surviving spouse or other designated beneficiary of a Participant who dies after commencement of benefits under this Plan in the form and to the extent that the Participant was receiving his Supplemental Pension at the time of his death in a form under Section
         7 which provided a death benefit for his surviving spouse or other designated beneficiary. The amount of any death benefit under this Plan shall be (a) the amount which would have been payable to the surviving spouse or other designated beneficiary under the Retirement Plan (assuming, in the case of a Participant who dies after commencement of benefits under this Plan, that the Participant was receiving benefits at the time of his death in the same form under the Retirement Plan as the form in which he was receiving benefits under
         Section 7) calculated (i) on the basis of the Participant's earnings (as defined in the Retirement Plan) determined without regard to the limit on annual compensation under section 401(a)(17) of the Code and
         (ii) without regard to any applicable maximum benefit limitation under section 415 of the Code, reduced by (b) the amount payable to the surviving spouse or other designated beneficiary under the Retirement Plan (assuming, in the case of a Participant who





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         dies after commencement of benefits under this Plan, that the
         Participant was receiving benefits at the time of his death in the same form under the Retirement Plan as the form in which he was receiving benefits under Section 7).

7. Form of Payments. At the time a Participant first becomes a Participant he shall elect whether the Supplemental Pension shall be paid in a single sum or in any other form of distribution permitted under the Retirement Plan. The Company shall pay the Participant his Supplemental Pension in the manner he has elected; provided, however, that the Company in its sole discretion may pay the Supplemental Pension in a single sum distribution as soon as practicable after the Participant's separation from service if the present value of his Supplemental Pension, determined according to the actuarial assumptions used to calculate actuarial equivalencies under the Retirement Plan, is not more than $20,000 at the time the Participant separates from service; provided further, that a Participant who has elected a form of payment that includes a survivor annuity, and who is not married as of the date payments under this Plan commence or who ceases to be married within one year after such date, will receive (or will thereafter receive, as the case may be) his Supplemental Pension in the form of a single life annuity. If a Participant fails to elect a form of payment and the present value of his Supplemental Pension exceeds $20,000, his Supplemental Pension will be paid in the form of
         (a) a joint





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         and 50% survivor annuity if he is married on the date payments commence or (b) a single life annuity if he is unmarried on such date; provided, however, that a Participant receiving a joint and 50% survivor annuity who ceases to be married within one year after the date payments commence will thereafter receive his Supplemental Pension in the form of a single life annuity.

8. Source of Funds. This Plan shall be unfunded, and payment of benefits hereunder shall be made from the general assets of the Company. Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of the Company and shall be subject to the claims of its general creditors. Each Participant shall be a general creditor of the Company to the extent of the value of his or her benefit accrued hereunder, but he or she shall have no right, title, or interest in any specific asset that the Company may set aside or designate as intended to be applied to the payment of benefits under this Plan.

9. Amendment and Termination. The Company reserves the right to amend this Plan at any time and from time to time in any fashion, and to terminate it at will. However, to the extent that the Company has the assets with which to pay such benefits, the Company guarantees to the Participant (and to persons becoming entitled to benefits under this Plan by reason of the death of the Participant) the payment of





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         benefits accrued hereunder as of the date the Plan is so amended or terminated, subject to the terms and conditions set forth herein.

10. Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant or the beneficiary. Neither the Participant nor his spouse shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which either of them may expect to receive, contingently or otherwise, under this Plan. In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any claim that may arise out of the Company's compliance with an order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

11. Administration. This Plan shall be administered by the Committee, which shall be responsible for the interpretation of the Plan and establishment of the rules and regulations





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         governing Plan administration.   Any decision or action made or taken
         by the Committee, arising out of or in connection with the construction, administration or interpretation of the Plan or of its rules and regulations, shall be conclusive and binding upon all Participants unless otherwise determined by the Company's Board of Directors. All expenses of administering the Plan shall be paid by the Company and shall not affect the Participants' right to or amount of benefits.

12. No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

13. Applicable Law. This Plan shall be construed under the laws of the Commonwealth of Pennsylvania.

14.      Supplemental Payments Under Alternative II-D.

         (a) Notwithstanding any other provision of this Plan, any employee of the Company whose accrued benefit under the Retirement Plan was frozen as of December 31, 1988 pursuant to "Alternative II-D" of Internal Revenue Service Notice 88-131, shall receive a benefit equal to the difference between the amount he would have received under the Retirement Plan if his accrued benefit had not been frozen as of December 31, 1988 pursuant to such Notice and the amount he actually receives from the Retirement Plan. Such benefit shall commence at the same time and shall be paid in the same form as the benefits that are paid under the Retirement Plan and shall cease





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                 upon the amendment of the Retirement Plan to provide for
                 accruals of benefits for such employee after December 31, 1988.

         (b) The amounts paid under Subsection (a) shall be conditioned on the employee's agreement to repay such amounts to the Company to the extent the employee receives under the Retirement Plan the full amount of benefit accruals for the period after December 31, 1988, under the provisions of the Retirement Plan effective as of December 31, 1988.

15. Additional Benefits. In addition to the benefits provided under the other provisions of this Plan, any benefits authorized by the Company's Board of Directors for employees who are members of a select group of management or highly compensated employees which are not payable under the terms of any other Plan maintained by the Company shall be paid under this Plan at the times and in the manner authorized by the Board.





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